Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP REVISES GUIDANCE FOR 2006

Ashland, Kentucky – June 6, 2006 – International Coal Group, Inc. (NYSE: ICO) announced today that, due to a variety of operating issues experienced during the first half of 2006, it has lowered its outlook for the Company’s 2006 financial performance. Factors that have had a negative impact on the Company’s outlook include:

•	ICG Illinois mine fire. The previously announced conveyor fire at the ICG Illinois Viper mine on April 8, which resulted in a 30-day loss of production and significant repair costs.

•	The closure of Vindex Energy’s Stony River deep mine. The Stony River mine experienced extremely adverse roof conditions and a major roof fall in early February that resulted in the mine being idled for drilling and evaluation of an alternate mine plan. Unfortunately, the recently completed exploration program has failed to identify a viable option for accessing the remaining coal reserves, so the mine closure has become permanent.

•	The bankruptcy filing of key coal supplier. ICG’s Vindex Energy operating subsidiary has relied on third party coal suppliers to supply coal to a long term contract customer in the Northern Appalachia region That third party has ceased operations and filed for bankruptcy protection, requiring Vindex to divert coal shipments from higher-priced orders to the order previously supplied by the third party. As previously announced in the April 28 earnings call, Vindex Energy has taken steps to remedy this situation by acquiring the assets of Barton Mining Company and George’s Creek Land Company. Although the former Barton surface mine is now achieving substantial production output, Vindex suffered significant financial losses in ensuring the contract customer was serviced during the earlier portion of the year.

•	Adverse geologic conditions at Sycamore II mine. The Company’s Wolf Run subsidiary has suffered adverse geologic conditions at its Sycamore II mine in Harrison County, West Virginia during the first half of this year. These difficult mining conditions resulted in high production costs and reduced tonnage on the Number 1 section, and forced a 4-month delay in startup of the Number 2 mining section. Within recent weeks, mining conditions have improved and the Number 2 mining section has begun producing coal.

•	Extended Sentinel Mine construction outage to access Clarion reserves. The Sentinel mine at ICG’s Philippi complex will undergo an 8-month construction outage during 2006 in order to extend the mine shafts and slope to access recently acquired Clarion seam reserves. This development will allow Sentinel’s production units to be moved from the high-cost Upper Kittanning mine to the underlying Clarion reserve where operations are expected to encounter much more favorable mining conditions. The Sentinel mine was idled in April and is not expected to resume production until December.

•	Diesel fuel costs well above forecast. Diesel fuel costs were expected to moderate from the unprecedented levels seen in 4th quarter 2005 ; however, recent political tensions and supply factors have driven fuel prices to even higher levels, with a significantly adverse impact upon surface mine operating and trucking costs during 2006. The Company is now forecasting no reduction in fuel costs during the remainder of the year.

Based on the foregoing, the Company now expects $18 million to $22 million EBITDA for the second quarter. When combined with the first quarter, the Company expects $29 to $33 in EBITDA for the first half of 2006. However, the Company expects to achieve the previously projected rate of plus $50 million per quarter in EBITDA during the second half of 2006.

For the full year, the Company now offers the following guidance:

•	Coal production from ICG operations in 2006 is now projected at approximately 18 million tons, with sales of approximately 22 million tons, down slightly from the previously announced production projection of 19 to 20 million tons with total sales of 22 to 23 million tons.

•	Total revenues for 2006 are now projected in the range of $980 million to $1.05 billion, down from the $1.02 billion to $1.1 billion range previously projected.

•	2006 EBITDA is now projected to be in the range of $130 to $150 million, down from the original projection of $170 million to $190 million.

•	Earnings for the full year are now projected to be between $23 million and $33 million or $0.15 to $0.21 per fully diluted share, compared to earlier guidance of $60 million to $80 million and $0.39 to $0.53 per fully diluted share.

“We have faced an unprecedented number of operating challenges thus far in 2006, many of which have demanded an extraordinary amount of time and attention from our management team,” said Ben Hatfield, president and chief executive officer. “However, we have already taken a number of steps that we believe will address and mitigate these issues. We remain confident in our long-range growth plan for our operations. The fundamentals in the coal markets and in our business generally remain sound and our long-term strategies position us to grow our business in 2007 and beyond.”

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The Company has 11 active mining complexes, of which 10 are located in Northern and Central Appalachia and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers throughout the Eastern United States.

# # #

For more information, contact: Ben Hatfield or Bill Campbell at 606-920-7400.

Forward-Looking Statements

This press release contains certain statements that are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those implied in the forward-looking statements. The following factors are among those that may cause actual results to differ materially from the forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; ICG’s production capabilities; the ongoing integration of Anker and CoalQuest into ICG’s business; the consummation of financing, acquisition or disposition transactions and the effect thereof on ICG’s business; ICG’s plans and objectives for future operations and expansion or consolidation; ICG’s relationships with, and other conditions affecting, ICG’s customers; the availability and costs of key supplies or commodities such as diesel fuel, steel, explosives or tires; prices of fuels which compete with or impact coal usage, such as oil or natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; risks in coal mining; unexpected maintenance and equipment failure; environmental, safety and other laws and regulations, including those directly affecting ICG’s coal mining and production, and those affecting our customers’ coal usage; competition; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of ICG’s reserves; ICG’s assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in ICG’s properties which could result in unanticipated costs or inability to mine these properties; future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to safety enhancements; the impairment of the value of goodwill; the ongoing investigation into the Sago Mine explosion; and ICG’s liquidity, results of operations and financial condition. Forward-looking statements made by ICG in this press release or elsewhere speak only as of the date on which the Company makes it. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect the Company or its anticipated results. ICG has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law.

Non-GAAP Financial Measure

This press release includes a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. EBITDA is defined as income from operations before deducting net interest expense, income taxes and depreciation, depletion and amortization. EBITDA is not and should not be used as a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA when reporting their results. We also use EBITDA for the following purposes: Our executive compensation plan bases incentive compensation payments on our EBITDA performance measured against budgets and a peer group. Our credit agreement uses EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and debt incurrence. EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments, changes in, or cash requirements for, our working capital needs; the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

3